CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of this 21st Day of January, 2022 (the "Effective Date"), by and between and Winterstone group LLC, a Wyoming limited liability company (the "Consultant") and SOBR Safe Inc. (the "Company") The Company and Consultant are collectively the referred to herein as the "Parties".

WHERAS, SOBR Safe Inc., who has developed a non-evasive alcohol detection system
WHEREAS, Consultant is a professional independent consulting firm with experience in helping facilitate the introduction to new product sources as well as other business development opportunities.

Consultant will facilitate contact with advisors, business professionals, as well as potential family offices, money managers, RIA's, funds, research analysts and retail brokerage firms

WHEREAS, the Company desires to retain Consultant, and Consultant desire to be retained by the Company;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

Section 1. Consulting Services

1.1 *Scope of Services.* The Company has requested Consultant and Consultant have agreed to provide professional services, including but not limited to:

(a) Introduce the Company to potential business development opportunities and merger and acquisition opportunities.

(b) introduce the company to potential individual investors, family offices, money managers, RIA's, funds, research analysts and brokerage firms

(c) assist the Company in raising capital if necessary, through introductions, including non-deal roadshows with potential and existing shareholders (it is understood the Consultant is not a licensed broker-dealer or an "investment banking" firm, nor shall act in such a role);

1.2 *Place of Business.* Consultant shall provide Consulting Services from its offices and such other locations requested by the Company. Consultant shall be available to the Company as necessary by telephone, email and scheduled meetings or events as are necessary to perform and to coordinate the Consulting Services.

1.3 *Term.* This Agreement shall commence on the Effective Date and continue through June 18th, 2022. No expiration or termination of the Agreement shall affect the Company's obligation to pay Consultants the full amount of Compensation owed under the term of this Agreement, including but not limited to, the Consulting Fee. Further, no expiration or termination of this Agreement shall affect the Company's obligations to provide indemnification and contribution to Consultant as set forth in this Agreement. At the company's option, they may extend the term an additional six months to December 15th, 2022.

1.4 The Parties understand that the consultancy arrangements contemplated by this Agreement shall be provided on a non-exclusive basis. Subject to the terms and limitations of this Agreement, including without limitation the confidentiality provision of Section 4,

respectively, the Consultant is permitted to provide services, whether on a consultancy basis or otherwise, to any legal or natural person or other entity. The Company shall have the right to engage other consultants during the term of this Agreement to provide services similar to the Consultant.

1.5 The Company shall timely furnish the Consultant with all information and data that the Consultant shall reasonably request, and information and data that the Company shall reasonably deem necessary or appropriate, in connection with the Consulting Services to be performed hereunder. The Company shall provide the Consultant full access, as reasonably requested, to the Company's officers, directors and professional advisors. The Company agrees to promptly advise the Consultant of any and all developments materially affecting the Consultant or the Consulting Services.

Section 2. Compensation.

Consulting Fee. The Company shall pay to Consultant, Fifty thousand dollars ($50,000) in cash and Ninety eight thousand (98,000) restricted shares of the Company's common stock. The cash payment will be due in no more than 15 days from Company receipt of funding. The shares will be issued post split and in no more than 15 days from the date of NASDAQ listing.

At the company's option, they may extend the term an additional *six months* to *December* 15th, 2022. If the company extends the term an additional *six Months*, fifty thousand ($50,000) dollars and Ninety eight thousand (98,000) restricted shares of the Company's common stock will be due upon execution of this extension.

Section 3. Independent Contractors and Work Product

3.1 *Independent Contractors.* Consultant shall be an independent contractor in the performance of the Consulting Services. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the Parties or as imposing any employment, or partnership obligation, or liability on any party. The Company shall not, and shall not have any obligation to, withhold or pay income tax, workers compensation, pension, deferred compensation, welfare, insurance, and other employee taxes on behalf of Consultant. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or union or professional guild regulations shall be Consultant's sole responsibility and Consultant shall indemnify and hold Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments.

3.2 *No Assignment.* The Company is not relying on the skills, expertise and reputation of Consultant, and the Company nor shall Consultant assign or transfer any of the Consultant's rights, benefits or obligations under this Agreement to any third party without the express consent of the other Party.

Section 4. Confidentiality

4.1 *This Agreement.* The Parties agree to keep the terms and conditions of this Agreement confidential and not to disclose them to any third party during the term of this Agreement and for a period of thirty-six (36) months following its expiration or termination. Notwithstanding the foregoing, the Parties may disclose the terms and conditions of this Agreement to their immediate family members, and as required by law, regulation or court order,

to their attorneys, accountants, tax preparers, and internal governing boards, to the extent they are being consulted regarding this Agreement.

4.2 *Non-Disclosure Agreement to Protect Company Information.* Consultant recognizes and acknowledges that by reason of this Agreement and in connection with the Consulting Services, Consultant shall have access to confidential and proprietary information of the Company, and its respective affiliates and subsidiaries, including but not limited to, confidential information and knowledge pertaining to products and services offered, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between or among the Company and its respective affiliates, subsidiaries, and customers, clients, suppliers and others who have business dealings with the Company or their respective affiliates and subsidiaries, whether in electronic or paper form (collectively referred to as "Confidential Information"). Consultant agrees to execute a standard Non-Disclosure Agreement with the Company in connection with this acknowledgment subject to review by Consultant's attorney.

Section 5. Indemnification

5.1 *Indemnification.* (a) The Company hereby agrees to indemnify, hold harmless and provide contribution and reimbursement to Consultant pursuant to this Agreement to the fullest extent permitted by applicable law from and against any and all claims, demands, losses, liability, damages or expenses (including reasonable attorneys' fees) that may be incurred by the Consultant or arise in any way from Consultant's engagement of services on behalf of the Company, including but not limited to, dealings with any and all employees or staff, clients or potential clients, or other individuals or entities with which the Company and/or Consultant may interact, reliance by Consultant on any documents and information provided by the Company in connection with the Consulting Services.

(b) The Consultant hereby agrees to indemnify, hold harmless and provide contribution and reimbursement to Company pursuant to this Agreement to the fullest extent permitted by applicable law from and against any and all claims, demands, losses, liability, damages or expenses (including reasonable attorneys' fees) that may be incurred by Company or arise in any way from Consultant's services.

Section 6. General Provisions

6.1 *Governing Law.* The Parties acknowledge and agree that the validity, construction, enforcement, and interpretation of this Agreement shall be governed by the laws of the State of Colorado and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts of laws principles. The parties agree that New York County, New York will be the venue of any dispute and will have jurisdiction over all parties.

6.2 *Entire Agreement.* This Agreement sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes any previous or contemporaneous agreement, representation, or understanding, whether oral or written, by either Party.

6.3 *No Oral Modification.* Any extension, amendment, modification, cancellation or termination of this Agreement shall be valid only if it is in writing and signed by each Party to it.

6.4 *Counterparts.* This Agreement may be executed in Two (2) or more counterparts, each of which shall be deemed an original and have the same force and effect, and all of which

taken together shall constitute one and the same agreement, it being understood that both Parties need not sign the same counterpart.

6.5 *Severability.* If any term or other provision of this Agreement is determined by a court of competent jurisdiction or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties acknowledge and consent that the court or arbitrator may revise such language as necessary to effect the intent of the Parties and this Agreement.

6.6 *Notices.* Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or Five (5) days after the date of mailing. All such notices or other communications shall be directed to each Party at the addresses provided herein (or to such other addresses as the Parties shall designate from time to time).

6.7 *Binding Authority and Effect.* The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Consultant represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind him to the terms and conditions of this Agreement.

6.8. *Attorneys' Fees.* If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the Consultant shall be entitled to recover reasonable attorneys' fees and other costs in connection with a successful action or proceeding, in addition to any other relief to which it may be entitled.

6.8 Each Party represents and warrants to the other Party that: (a) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) it has full entity power and authority to execute and deliver this Agreement and perform its obligations hereunder, and to grant the rights granted and intended to be granted hereunder; and (c) the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law expressly required by this Agreement to be complied with or, to its knowledge, violate any other law.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date above, acknowledging their acceptance of all the terms and conditions set forth herein.

COMPANY	**CONSULTANT**
SOBR Safe, Inc.	Winterstone group LLC
By: ______________	By: ______________
Name: David Gandini	Name: Curtis Bernhardt
Title: Chairman and CEO	Title: Manager